[LETTERHEAD OF CORGENIX MEDICAL CORPORATION]


                                                                January 14, 2005

Genesis  Bioventures,  Inc.
1A-3033  King  George  Highway
Surrey,  BC,  Canada  V4P  1B8
Attn:  E.  Greg  McCartney,  President

D.  David  Cohen,  Esq.
Jericho  Atrium
500  North  Broadway
Suite  133  Jericho,  New  York  11753

Transmitted  via  electronic  mail,  telefax  and  FedEx

Gentlemen:

Corgenix Medical Corporation hereby terminates that certain Amended and Restated Agreement and Plan of Merger dated as of May 21, 2004, as further amended by Amendment No. 4 dated as of December 31, 2004. This termination is effected pursuant to Section 14.1(e).

I regret that the hard work of everybody involved has not yielded a successful transaction; however I wish you and Genesis the best of luck in future endeavors.

Sincerely,

/s/ Douglass  T.  Simpson

Douglass  T.  Simpson
President

CC:     L.  Lopez,  W.  Critchfield,  R.  Attai